                                                                      EXHIBIT 99

                           [Merchants Bancorp Logo]



                                       December 13, 1999

Dear Fellow Stockholder:

     You should have recently received a Prospectus and Proxy Statement describing the proposed merger between Merchants and Old Kent Financial Corporation, a Michigan-based bank holding company. Due to some printing problems, these materials were not mailed to our stockholders who hold their shares in "street name" at the same time as these materials were mailed to our record stockholders. Although we are confident that the original mailing is in compliance with applicable laws, we wish to ensure that all of our stockholders have adequate time prior to the special meeting to review the materials describing the merger. Consequently, we plan to take no action at the December 22, 1999, meeting other than to adjourn to a later time as soon as the meeting is called to order. The polls will remain open in the interim. We plan to reconvene the special meeting on January 4, 2000, at the same place and time. At this later time, we will answer all questions regarding the merger and take a vote to approve the transaction.

     Therefore, the schedule for the special meeting will be as follows:

    Initial meeting which will be         Reconvened meeting for stockholders'
      adjourned immediately:                questions and casting of votes:
            December 22, 1999                     January 4, 2000
         9:00 a.m. (local time)                9:00 a.m. (local time)
            Copley Theatre                       Copley Theatre
          North Island Center                   North Island Center
        8 East Galena Boulevard               8 East Galena Boulevard
            Aurora, Illinois                      Aurora, Illinois

     You should carefully review the Prospectus and Proxy Statement that you received earlier regarding the proposed merger. Those materials describe the merger transaction in detail and also describe instructions for you to vote for or against the proposed merger. If you have already executed and returned your proxy, you do not need to do anything further and your vote will be cast on January 4, 2000, pursuant to your instructions. Of course, you may cast a later proxy at any time prior to the reconvened meeting which will automatically void your earlier vote and will constitute your instructions on voting on the merger. We have enclosed an additional proxy card for that purpose. If you have not received the Prospectus and Proxy Statement, please call Dana Hopp at
(630) 907-9000 and we will provide you with a copy. If you have any questions regarding the merger, or if you would like to vote in person, we urge you to attend the special meeting on January 4, 2000, at the time and location provided.

     While we certainly hope that this schedule does not inconvenience you, we feel that the additional date is necessary to ensure that all of our stockholders are able to make an informed decision regarding the merger. Thank you in advance for your understanding and cooperation.

                                       Sincerely yours,



                                       /s/ Calvin R. Myers
                                       ----------------------------------------
                                       Calvin R. Myers
                                       President and Chief Executive Officer